Exhibit 8.1

Fischer Behar Chen Well Orion & Co

Reuven Behar	Omri Shilo	Orit Hirschbrand	Roi Warhaftig	Ortal Bela
Amir Chen	Merav Shivek	Etti Dolev	Shalom Hershkovitz	Hila Burg Silberstein
Avraham Well	Liat Volanovsky-neuman	Yasmin Rubin	Asaf Gabay	Hilla Sachs
Dr. Gil Orion	Shiry Trifon	Nirit Henig	Arik Kaufman	Michal Brandel
Israel Fischer	Sharon Rosen	Shai Zadik	Tania Cohen	Itiel Ben Haim
Ronald Lehmann	Ayelet Leshem	Reut Arviv	Gabriella Strihan	Edy Glozman
Eran Yaniv	Efrat Sharon	Elad Shulman	Sagi Rabinovich	Esther Logvinsky
Atir Jaffe	Warren Wienburg	Noa Barhum	Eldad Meller	Jonathan Braverman
Tal Eyal-Boger	Michal Nissani	Tal Wiesengrun	Vardit Zigelbaum	Omri Collen
Yoram Bonen	Ofer Priel	Tomer Berreby	Oshrat Mor-Barak	Carolyn Zeimer
Raz Tepper	Halit Simchoni	Ziv Schwartz	Lital Joseph	Tsachi Hoftman
Tamar Turjeman-Kedem	Michal Sela	Yael Riemer	Michal Shnapp	Oren Shalom
Anat Shavit	Sagi Katz	Liron Lotan-Fendell	Gilad Idisis	Maor Mousle
Michal Faktor	Gali Friedhof	Ranit Waldman	Ori Shloma	Nitzan Bar
Meital Ben-Basat	Moran Friedman	Hadar Israeli	Keren Cohen	Leeor Gur
Nataly Mishan-Zakai	Hadar Sive	Elad Offek	Tali Delouya	Abigail Faust-Grossman
Tsafrir Negbi	Ayana Neumann	Meirav Bar-Zik	Reut Goldstein	Amir Pintow
Miri Kimhi-Goldstein	Shelly Ivgi-Golbery	Ofira Alon	Jonathan Behar	Reemon Silverman
Gilad Winkler	Noya Kislev	Hagit Horowitz	Avigail Cohen	Omer Beer
Talya Solomon	Liat Halperin	Yoel Spiegel	Keren Alon	Amir Varon
Orit Malka	Michal Tamar	Gilad Tuffias	Meiran Sandelson	Shiri Noyman
Oded Revivo	Dar Lahav	Izick Vatensteen	Zamir Ben Basat	Karin Ayalon
Behir Sabban	Itay Maoz	Vered Oren	Moran Rom	Noga Blickstein Shchory
Shay Teken	Amit Dat	Maayan Snir	Doron Rentsler	Elad Sebban
Ron Sitton	Shimrit Kenig	Shira Gillat	Hagar Keren-Hackim	Tali Michlin
Shay Adulam	Yoav Hovav	Ori Avni	Adi Bester	Adi Weitzhandler
Israel Markovitz	Sharon Klein-Manbar	Yael Shimon-Many	Nadav Oberman	Keren Shmueli
Sagi Hammer	Naama Gil	Dikla Lavy-Fischer	Oz Cohen	Udi Karklinsky
Dan Tzafrir	Herut Chasid	Nohar Bresler	Lior Bechar
Booz Noiman	Shir Or	Moran Rabbia Perera	Dana Lahav	Isachar Fischer 1929-2013
Nitzan Sandor	Royi Steinmetz	Ester Dediashvili	Doron Kol

November 6, 2013

Perrigo Company Limited

33 Sir John Rogerson’s Quay

Dublin 2, Ireland

Re: Perrigo Company Limited

Ladies and Gentlemen:

We have acted as counsel to Perrigo Company, a Michigan corporation (“Perrigo”), in connection with the merger (the “Merger”) of Leopard Company, a Delaware corporation (“Merger Sub”) and an indirect wholly-owned subsidiary of Perrigo Company Limited (formerly known as Blisfont Limited), a company incorporated in Ireland (“New Perrigo”), with and into Perrigo. The Merger is to be undertaken pursuant to the Transaction Agreement, dated as of July 28, 2013 (the “Transaction Agreement”), between New Perrigo, Perrigo, Merger Sub, Habsont Limited, an Irish corporation and a wholly-owned subsidiary of New Perrigo (“Foreign Holdco”), and Elan Corporation, plc, a public limited company incorporated in Ireland (“Elan”).

We are issuing this opinion in connection with the registration statement on Form S-4 (the “Registration Statement”), which includes a joint proxy statement/prospectus related to the Merger and the other transactions contemplated by the Transaction Agreement, filed with the Securities and Exchange Commission (the “Commission”) in connection with the Merger and the other transactions contemplated by the Transaction Agreement.

For purposes of the opinion set forth below, we have relied upon the accuracy and completeness of the factual statements and representations that are contained in the Transaction Agreement, the Registration Statement, including the joint proxy statement/prospectus that forms a part of the

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Registration Statement, and such other records, documents, and information as in our judgment are necessary or appropriate to enable us to provide such opinion. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing, and we have assumed that (i) such factual statements and representations are accurate and complete as of the date hereof and will be accurate and complete as of the effective time of the Merger, (ii) the factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification, (iii) the Merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the Transaction Agreement and described in the Registration Statement, without the waiver of any material condition, and (iv) the Merger will be effective under applicable state law. We have also assumed, based upon your representation to us, that (x) New Perrigo is, and will be upon the consummation of the Merger, controlled and managed from outside the State of Israel and (y) a majority of the assets held, directly and indirectly, by New Perrigo are, and will be upon the consummation of the Merger, located outside of the State of Israel.

Subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement, we hereby confirm that the discussion in the Registration Statement under the heading “Israeli Income Tax Consequences of the Merger” is our opinion insofar as such discussion relates to matters of Israeli income tax law and legal conclusions with respect to those matters. No opinion is expressed on any matters other than those specifically covered by this opinion.

This opinion is expressed as of the date hereof and is based on provisions of the Israeli Income Tax Ordinance (New Version), 1961, and any regulations, rules, orders or procedures promulgated thereunder, published rulings of the Israeli Tax Authority, and case law, in each case as in effect as of the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts or in circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions, and representations upon which we have relied, may affect the validity of our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or may come to our attention. In addition, our opinion is based on the assumption that the matters will be properly presented to the applicable court. Further, our opinion is not binding on the Israeli Tax Authority or a court. There can be no assurance that the Israeli Tax Authority will not take contrary positions or that a court would agree with our opinion if litigated.

We consent to the filing of this letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the heading “Israeli Income Tax Consequences of the Merger” in the Registration Statement. By giving this consent, we do not admit that we are (1) experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or (2) within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Commission thereunder.

Very truly yours,

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